UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):  March 28, 2007

Hawaiian Telcom Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-131152	16-1710376
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

1177 Bishop Street
Honolulu, Hawaii  96813
(Address of principal executive offices)

808-546-4511
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

Hawaiian Telcom Communications, Inc. (the “Company”) issued a press release on April 2, 2007, announcing its 2006 fourth quarter and full year earnings.  This information, attached as Exhibit 99.1, is being furnished to the SEC pursuant to Item 2.02 of Form 8-K.

Item 5.02  Other Events

On March 28, 2007, the Company entered into an employment agreement with Mr. Paul H. Sunu to serve as the Senior Vice President and Chief Financial Officer of the Company effective as of May 14, 2007.  Mr. Sunu will succeed Mr. Daniel P. O’Brien, who the Company recently announced would be leaving the Company and would work to transition his duties to his successor.

Mr. Sunu has served as Managing Director and Chief Financial Officer of Madison River Communications, the 19th largest telephone company in the U.S., since 1996.  The employment agreement between the Company and Mr. Sunu provides for an annual base salary of $312,000, eligibility to receive an annual bonus under the Company’s non-union bonus plan at a target level of 75% of base salary, and eligibility to receive a non-qualified stock option under the Company’s stock option plan.  In the event of termination of employment by the Company without cause, Mr. Sunu would be entitled to severance based on his base salary, subject to certain conditions.  A copy of Mr. Sunu’s employment agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release announcing the naming of Mr. Paul H. Sunu as Senior Vice President and Chief Financial Officer is attached hereto as Exhibit 99.2.

Item 9.01.         Financial Statements and Exhibits

(d)     Exhibits

10.1	Employment Agreement, dated as of March 28, 2007, by and between Paul H. Sunu and Hawaiian Telcom Communications, Inc.

99.1	Press release dated April 2, 2007 announcing 2006 fourth quarter and full year earnings.
99.2	Press release dated April 2, 2007 announcing the naming of Paul H. Sunu as the Senior Vice President and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2007
HAWAIIAN TELCOM COMMUNICATIONS, INC.

/s/ Alan M. Oshima
Alan M. Oshima Senior Vice President, General Counsel and
Secretary